Exhibit 10.24

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “*[REDACTED]*”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

STRICTLY CONFIDENTIAL

CONSULTANCY AGREEMENT

(TECHNICAL SUPPORT SERVICES RELATED TO

CONSTRUCTION INSPECTION AND OVERSIGHT)

No. NSD/002/20 14

DATED: 1 JUNE 2014

THE FEDERAL AUTHORITY FOR NUCLEAR REGULATION

AN

LLOYD’S REGISTER EMEA

AND

LIGHTBRIDGE CORPORATION

CONSULTANCY AGREEMENT

This Consultancy Agreement (this “Agreement”) is made on 1 June 2014 and entered into by and between The Federal Authority for Nuclear Regulation, established pursuant to United Arab Emirates ‘Federal Law No. (6) of 2009, whose principal offices are at Crescent Tower, Mezzanine Floor, Sheikh Caved First Street, Khalidiya, P.O. Box 112021. Abu Dhabi, United Arab Emirates and Al Ahlia Tower, Mezzanine Floor, Khalidiya, P.O. Box 112021, Abu Dhabi, United Arab Emirates (“FANR”) and Lloyd’s Register EIVIEA, a corporation with commercial registration no. CN-I 001482, whose principal office is at Suite No. 401/A. the Blue Tower. P.O. Box 997, Sheikh Khalifa Street, Abu Dhabi, United Arab Emirates “LR”) and Lightbridge Corporation, whose principal office is at 1600 Tysons Boulevard, Suite 550, Tysons Corner, VA 22102 USA, (“LB”), LR and LB together being the “Consultant” and references to Consultant in this Agreement includes a reference to each of LR and LB.

RECITALS

A.	FANR is the regulator of nuclear-related activities in the United Arab Emirates;

B.	The Consultant is experienced in providing project management, construction inspection and oversight services for nuclear power plants and related works; and

C.

FANR desires to engage the Consultant to render, and the Consultant agrees to render to FANR, certain project management, construction inspection and oversight services, in relation to the Barakah nuclear power plants in the United Arab Emirates (BNPP), and BNPP-related work by the Emirates Nuclear Energy Company (the Licensee), the prime contractor (KEPCO), any entities formed by the Licensee for performing such work, and subcontractors and vendors, both inside and outside of the United Arab Emirates, who are also part of the BNPP program, in accordance with the terms and conditions set oat in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth in the recitals above, which are incorporated herein by reference, the Parties hereby agree as follows:

1.	TERMS OF INTERPRETATION

For the purposes of this Agreement, except to the extent that the context otherwise requires:

(a)	when a reference is made in this Agreement to a clause or Schedule, such reference is to a clause or Schedule to this Agreement, unless otherwise indicated;

(b)	the headings of this Agreement are for reference purposes only and do not affect, in any way, the meaning or interpretation of this Agreement;

(c)

the words “hereof”, “herein”, “hereto”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)	whenever the words “include”, “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e)	the words and definitions contained in this Agreement are applicable to the singular, as well as the plural, forms of such terms;

(f)	words denoting a gender include the other gender;

(g)	the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;

(h)

words denoting persons shall include individuals, sole proprietorships, companies, corporations, partnerships, firms, joint ventures, trusts, unincorporated associations, states and governmental entities;

(i)	reference to a person (including to FANR and the Consultant) includes reference to the person’s successors, permitted transferees and permitted assigns;

(j)	dates and periods of time referred to in this Agreement shall be construed in accordance with the Gregorian calendar; and

(k)	FANR and the Consultant shall hereinafter each be referred to individually as a “Party” and collectively as the “Parties”.

2.	THE SERVICES

2.1

The Consultant shall provide to FANR the services identified in Schedule 1 (the “Services”) and any supplementary services as described in clause 14 (the “Supplementary Services”) and deliver the deliverables as described in Schedule 2 (the “Deliverables”) on a work-for-hire basis, in accordance with the timeline set Out therein. Where used hereinafter in this Agreement, the term Services shall include Supplementary Services (if any).

2.2	The Consultant shall commit to its obligations nuclei- this Agreement the time, attention and skill necessary for the proper performance of those obligations,

2.3

The Consultant shall not commence performance of any Services until the Parties have executed a mutually agreeable Task Order with respect to a particular task or subtask constituting part of the Services. The form of task order is attached as Schedule 8 (each a “Task Order”),

2.4

Where this Agreement describes parts of the Services in general terms, but not in complete detail, it is understood that the Services include any incidental work and/or services that cart reasonably be inferred as required and necessary to complete the Services.

2.5

Where any Services have been performed prior to the date of this Agreement, by or on behalf of the Consultant for FANR, in relation to or in connection with any Services described hereunder (the “Prior Works”), the Parties agree that, upon the execution of this Agreement, this Agreement will:

(a)	retrospectively apply to all Prior Works;

(b)	supersede and replace any contractual or other arrangements between the Parties in relation to the Prior Works;

(c)	retrospectively apply to any instructions or directions given by FANR to the Consultant in relation to or in connection with the Prior Works: and

(d)	take into account any sums paid by FANR to the Consultant in relation to or in connection with the Prior Works.

3.	TERM AND TERMINATION

3.1

This Agreement shall commence on the date hereof and shall continue until 31 December 2017, which period may be extended by FANR, at its sole and absolute discretion, for additional periods of one (1) year up to a maximum of three (3) additional years by written notice to the Consultant no later than one (1) month prior to the then current expiration date hereof (the “Term”).

3.2

Either Party may terminate this Agreement with immediate effect by giving written notice to the other if the other Party is in material breach of the terms of this Agreement and, where such breach is capable of a remedy, fails to remedy such breach within thirty (30) days of receipt of notice of the breach and the steps required to remedy it,

3.3	FANR may terminate this Agreement with immediate effect by giving written notice to the Consultant if the Consultant:

(a)	passes a resolution for winding up (other than for the purposes of a solvent amalgamation, reconstruction or restructuring) or a court makes an order to that effect; or

(b)	becomes or is declared insolvent or convenes a meeting of 0r makes or proposes to make any arrangement or composition with its creditors; or

(c)	has a liquidator, receiver, administrator, administrative receiver, manager, trustee or similar officer appointed over any of its assets; or

(d)	ceases, or threatens to cease, to carry on its business.

3.4

FANR may, upon fourteen (14) days’ written notice to the Consultant, terminate this Agreement at any time for its convenience, at its absolute and sole discretion. In the event of such termination for convenience, FANR shall reimburse the Consultant for all Services performed prior to the elective date of such termination, plus all pre-approved costs.

3.5	FANR may terminate this Agreement with immediate effect by giving written notice to the Consultant in the event that the Consultant has breached its obligations in respect of:

(a)	confidentiality set out in clause 16:

(b)	intellectual property set out in clause and/or

(c)	unlawful inducement and other requirements set out in clause 4(n).

3.6

Upon expiration or termination of this Agreement, no Party shall have any further liability to the other Party unless otherwise specifically stated herein, provided that such expiration or termination shall be without prejudice to the accrued rights of any Party as of the time of expiration or termination.

3.7

Upon expiration or termination of this Agreement, the Consultant shall transfer, assign and make available to FANR all property and materials of FANR in the Consultant’s possession or subject to the Consultant’s control.

4.	REPRESENTATIONS AND WARRANTIES

The Consultant represents and warrants to FANR that:

(a)	each of LR and LB is a corporation or other entity duly organised, validly existing and in good standing under the laws of the state, country or jurisdiction of its formation;

(b)

it has all requisite corporate or similar power and authority, and has Taken all corporate action necessary in order to execute, deliver and perform the Services and its obligations under this Agreement;

(c)

this Agreement is a legal, valid and binding obligation of the Consultant enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(d)

it shall comply with all applicable laws, rules, regulations, proclamations and orders, both in the United Arab Emirates and in any other relevant jurisdiction, in connection with the provision of the Services, including all laws related to obtaining any required business or work permits or licenses, the health and safety of its employees, immigration, and customs (and the Consultant shall pay the costs and expenses of all of the foregoing);

(e)

the execution, delivery and performance of this Agreement by the Consultant, and the consummation of the transaction contemplated hereby, will not constitute or result in (i) a breach or violation of, or a default under its certificate of incorporation, by-laws, or other organisational documents; or (ii) a breach or violation of or default under, or the acceleration of any of its obligations, or the creation of a lien, pledge, security interest or other encumbrance on its assets (with or without notice, lapse of time or both) pursuant to any agreement binding upon it;

(f)

it shall perform the Services with the care, diligence, skill and judgement (including good, safe and prudent practice) and foresight that would reasonably be expected to be observed by a highly skilled and highly experienced international consultant carrying out activities the same as or similar to the Services under the same or similar circumstances, including with respect to review and inspection of the construction of the facilities described in Schedule 1 (and in advising FANR whether those facilities are, or will be upon completion of construction, fit for their intended purpose);

(g)

it shall deliver the Deliverables to FANR free of all liens, claims, charges, limitations, restrictions and encumbrances of any kind, and ready for exploitation anywhere in the world in perpetuity in all respects, and in compliance with the terms and conditions hereof;

(h)

it shall acquaint itself with and comply with any working practices, rules or procedures applicable to others (whether independent contractors or employees) at any location where it is performing the Services;

(i)	it shall maintain safeguards against the destruction, loss or alteration of any information created or supplied by FANR or by the Consultant in the course of providing the Services;

(j)	it shall attend such meetings, video conferences, or conference calls to discuss the Services as FANR may request from time to time;

(k)	it shall keep FANR informed at all times regarding the status of the Services and provide such information to FANR as FANR may request from time to time;

(l)	it shall comply with the instructions of FANR, including those of the FANR Project Manager (defined in clause 6.1), relating to the Services which may be given from time to time;

(m)

it shall keep detailed records, including financial and operational records, of all activities undertaken in connection with the provision of the Services and shall, at FANR’s request, make them available for inspection and/or provide copies thereof to FANR;

(n)

it shall not, without the prior written consent of FANR, accept or give any commission or gift or other financial benefit or inducement or reward from or to any person in relation to the Services and shall ensure that personnel, employees and staff (“Personnel”) of the Consultant, agents and subcontractors shall not accept or give any commission, gift, benefit or inducement, and shall immediately give FANR details of any commission, gift, benefit or inducement which may be offered to it; and

(o)

it shall make available its Personnel listed in Schedule 3 to perform the obligations of the Consultant under this Agreement, or shall provide for such Personnel replacements of equivalent status as may be approved by FANR (any replacement of any member of the Personnel without the prior approval of FANR shall be considered a material breach of this Agreement).

5.	PERSONNEL AND STAFF

5.1	The Consultant shall:

(a)

ensure that each member of its Personnel (i) is competent, trained and qualified to perform the Services in accordance with best industry practice; (ii) holds a valid visa or work permit for such times as such member is in the United Arab Emirates; (iii) complies with all other immigration, background checking, customs and legal requirements of any relevant authorities arising out of their assignment hereunder; (iv) complies with all applicable laws in the United Arab Emirates, the Emirate of Abu Dha.bi and their home country of residence; and (v) complies with the standards for delivery of the Services set out herein;

(b)

perform a thorough screening of each member of its Personnel to be used in the delivery of the Services, including a complete background check, criminal record background check and verification of eligibility to work;

(c)	not provide any member of its Personnel who has a criminal record or a criminal case pending, or who is ineligible to work in the United Arab Emirates or elsewhere; and

(d)	immediately remove and/or replace any member of Personnel unsatisfactory to FANR for any reason.

5.2	The Consultant acknowledges and agrees that:

(a)	all terms of its Personnel’s employment will be governed by their existing agreements with the Consultant;

(b)

it is solely responsible for all employer/employee, matters related to its Personnel, including all matters related to supervision, discipline, payroll, immigration, visa, compensation, insurance benefits (including medical insurance, disability insurance and life insurance), pensions, savings benefits, withholdings, taxes and insurance for work-related injuries; and

(c)

neither it nor any of its Personnel, agents or subcontractors (approved by FANR in accordance with clause 17.1) shall be entitled to participate in any employee benefit or welfare plan, including any medical plan, disability plan, life insurance plan, pension plan, savings plan or any other plan sponsored by FANR, nor will the Consultant or any of its Personnel, agents or subcontractors receive any benefits under any such plan.

5.3

During the Term and for a period of twelve (12) months thereafter, the Consultant shall not, without the prior written consent of FANR, solicit for employment, or offer employment to, or enter into any contract for services with, any individual employed or subcontracted by FANR (or any individual who was employed or subcontracted by FANR in the preceding twelve (12) months, as calculated from the date of such solicitation or offer).

6.	PROJECT MANAGEMENT

6.1

Each Party has appointed or shall appoint a project manager (a “Project Manager”) who shall be responsible for the coordination of each such Party’s obligations relating to delivery of the Services and the Deliverables. The Consultant shall also appoint a single point of contact who FANR may contact for matters relating to the Services. Such single point of contact may be the Consultant’s Project Manager or such other Personnel of the Consultant engaged M the Services. For the avoidance of doubt, FANR may communicate at any point during the Term with any Personnel of the Consultant engaged in the Services.

6.2	The Consultant shall perform the Services set out in Schedule 1 and deliver the Deliverables described in Schedule 2 in accordance with the terms and conditions of this Agreement.

6.3

A Deliverable shall be deemed to have been approved if it is endorsed as approved by the Project Manager of each Party. For the avoidance of doubt, FANR shall have final approval over the Deliverables.

6.4	The Consultant shall be subject to the terms and conditions of Schedule 7 (the “Key Performance Indicators”).

7.	INTELLECTUAL PROPERTY

7.1

For the purposes of this Agreement, the following definitions apply: “Intellectual Property Rights” means (a) copyright, patents, know-how, confidential information, database rights, and rights in trademarks and designs (whether registered or unregistered) used and/or developed by the Consultant in the course of performing its obligations under or in relation to this Agreement; (b) applications for registration, and the right to apply for registration, for any of the same; and (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world in any and all media and formats whether now known or hereafter devised; and “IP Materials” means all documents, software, photographic or graphic works of any type, and other materials in any medium or format, whether now known or hereafter devised, which are created by or on behalf of the Consultant in the course of performing its obligations under this Agreement and which are protected by or relate to Intellectual Property Rights.

7.2

For the consideration hereunder, which the Parties acknowledge is valuable and adequate consideration, the Consultant hereby expressly acknowledges, certifies and agrees that the Deliverables, and all of the results and proceeds of the Services of every kind heretofore rendered by and hereafter to be rendered by the Consultant hereunder shall he deemed a “work-made-for-hire” in favour of FANR in that (a) they are prepared within the scope of FANR’s engagement of the Consultant hereunder; and/or (b) they constitute works specifically ordered by FANR for use as a contribution to a collective work. Accordingly, the Consultant further acknowledges, certifies and agrees that FANR is and shall be deemed the author and/or exclusive owner of all of the foregoing for all purposes and the exclusive owner throughout the universe of all the rights of any kind comprised in the IP Materials and Intellectual Property Rights and any renewal or extension rights in connection therewith and of any and all other rights thereto, and that FANR shall have the right to exploit, or to refrain therefrom, any or all of the foregoing in any and all media, now known or hereafter devised, throughout the universe, in perpetuity, in all configurations and formats, including in any audio- visual, audio and/or visual device, as FANR determines at its absolute and sole discretion, The Consultant hereby irrevocably and unconditionally waives any and all moral and like rights that the Consultant has in the Deliverables and the Services and hereby agrees not to make any claim against FANR or any party authorized by FANR, to exploit the IP Materials and Intellectual Property Rights based on such moral or like rights. To the extent that the Consultant may be deemed the “author” of either the IP Materials and/or Intellectual Property Rights, the Consultant hereby assigns all of the Consultant’s interest, and future interest, in and to the IP Materials and Intellectual Property Rights to FANR without any further actions or consideration required.

7.3

The Consultant shall, upon request, execute, acknowledge and deliver, and/or cause to be executed, acknowledged and delivered, to FANR such additional documents as FANR may deem necessary to evidence and effectuate FANR’s rights hereunder, and the Consultant hereby grants to FANR the right as attorney- in-fact, such right coupled with an interest, to execute, acknowledge, deliver and record all such documents evidencing FANR’s full and exclusive one hundred percent (100%) undivided interest in and to the IP Materials and Intellectual Property Rights. Without limitation of anything herein contained, as the author of the IP Materials and Intellectual Property Rights, as between the Parties, FANR hereby reserves any and all remuneration or income derived from the IP Materials and Intellectual Property Rights, any and all to which the Consultant shall have no claim whatsoever.

7.4

The Consultant may only use the Intellectual Property Rights and IP Materials to perform its obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of FANR.

7.5

The Consultant shall defend, protect, release, hold harmless, indemnify and keep indemnified FANR, as well as its Personnel, agents, officers, directors and related parties, from and against any and all losses, damages, expenses (including professional advisors and legal costs and disbursements on an attorney and client basis) and other liabilities incurred in connection with any Claim (as defined below) against FANR that the receipt of the Services, or the use of any item provided by the Consultant under this Agreement, including the Deliverables, infringes any Intellectual Property Right of any person.

7.6	For the avoidance of doubt, clauses 7.1 to 7.5 shall also apply to the Consultant’s subcontractors (approved by FANR in accordance with clause 17.1).

8.	FEES

8.1

In consideration for the due performance of the Services (or any part of the Services) during the Term, FANR shall pay to the Consultant those fees specified in each Task Order mutually agreed and executed between the Parties (collectively, the “Fees”). The fees specified in each Task Order shall be calculated based on the schedule of rates provided in Schedule 4, The Fees shall be payable in accordance with the procedures specified in clause 9.

8.2

In addition to the Fees, the Consultant shall be entitled to pre-approved expenses as described in Schedule 4 that are reasonably and actually incorrect in connection with the provision of the Services, subject to providing FANR with appropriate itemized receipts or any other evidence of expenditure as FANR may reasonably require. For the avoidance of doubt, any expenses with respect to any Services performed by subcontractors (as approved by FANR in accordance with clause 17.1) shall be identified and the necessary invoices, pre-approved expenses and other accompanying evidence shall be attached to such invoice. No expenses (including those described in Schedule 4) shall be reimbursed, unless they are pre- approved by FANR in writing, All expenses shall be payable to the Consultant in accordance with the procedures specified in clause 9.

8.3	Subject to Schedule 4, the Consultant shall be responsible for all other costs, fees, charges, overheads, out-of-pocket expenses and other amounts, including;

(a)	all operating risks, expenses, staffing costs, and costs of supplying, servicing, maintaining and testing any equipment required for the delivery of the Services;

(b)	all training costs in relation to its Personnel;

(c)	all costs arising under or in connection with instituting, maintaining and renewing the insurance policy coverage detailed in clause 13;

(d)

all costs of compliance with the laws of the Emirate of Abu Dhabi, and the federal laws of the United Arab Emirates, including health and safety, security, labour laws, traffic regulations and ordinances;

(e)	all taxes, withholdings, customs, duties, fees, levies, value-added tax, goods and services tax, sales tax, payroll-related taxes and other administrative charges; and

(f)

all profits, payroll, salaries, benefits, shift premiums, emoluments, national insurance, accommodation, subsistence, disbursements, contributions, pension contributions, social security contributions, travel costs and other costs, fees and expenses incurred, paid or payable by or on behalf of the Consultant, any member of its Personnel, any agent, director, officer or subcontractor.

8.4

FANR may review the actual and projected scope of Services to ensure that the resources meet FANR’s requirements. If FANR determines that more or fewer resources are required, the Parties will mutually agree on equitable adjustments to the fees payable hereunder to reflect the necessary adjustments.

9.	BILLING PROCEDURES

9.1

The Consultant shall submit to FANR no more than one (1) invoice per calendar month during the Term in respect of the Fees (or pro-rated portion of the Fees) identified in any Task Order(s), along with any pre-approved expenses incurred during provision of the Services in respect of such Task Order(s), provided that the fees with respect to each Task Order shall be specifically detailed in such invoice. Invoices for travel costs incurred under Schedule 4, section 4.6 may be submitted separately.

9.2

In support of the Fees (or pro-rated portion of the Fees) and the pre-approved expenses, the invoice shall be accompanied by (1) a status report (which shall contain such information as requested by FANR) in a form approved by FANR, (ii) a timesheet for each member of the Consultant’s Personnel and subcontractors (as approved by FANR under clause 17.1), and (iii) any other appropriate evidence and information that FANR may, at its absolute and sole discretion, require at any time in order to verify compliance with the terms of this Agreement. Such timesheet may be in electronic format and shall be broken down by hour (in whole or in part) for each Task or Subtask as such terms are described in a given Task Order and contain any other information that FANR may require at its absolute and sole discretion.

9.3

Payment of all undisputed sums on an invoice shall be made by FANR within thirty (30) days after receipt by FANR of such invoice and other accompanying evidence. The Consultant will maintain complete and accurate records of, and supporting documentation for, all amounts billable to and payments made by FANR hereunder, in accordance with United Arab Emirates generally accepted accounting principles applied on a consistent basis, and will retain the records for each invoice for a period of six (6) years from the date that such invoice was received by FANR.

9.4	All payments shall be made in United Arab Emirates Dirhams (AED) and by bank transfer to the account details shown on the invoice.

10.	RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall be construed to create a joint venture, partnership or employer/employee relationship between FANR and the Consultant. This Agreement shall not, in and of itself, give rise to any authority on the part of the Consultant to obligate or bind FANR in any way whatsoever, and the Consultant shall not represent or hold itself out to have such authority. The Consultant shall not assume any of the other duties or obligations of FANR or any agent of FANR.

11.	LIABILITY, INDEMNIFICATION AND AGGREGATE LIABILITY LIMIT

11.1

The Consultant shall defend, protect, release, hold harmless, indemnify and keep indemnified FANR, as well as its Personnel, agents, officers, directors and related parties, from and against any and all costs (including attorneys’ fees and other legal costs and expenses), fees, expenses (including lost profits), liabilities, losses, damages, suits, causes of action, claims or any other proceedings whatsoever (collectively, “Claims”) when arising out of:

(a)

any breach or non-compliance with or non-performance of any obligations under this Agreement by the Consultant or any person working for or on behalf of the Consultant (including any member of its Personnel). including third party Claims and losses or monies due to the negligence, dishonesty or fraud of its Personnel;

(b)	any wrongful act or negligence by the Consultant or any person working for or on behalf of the Consultant (including any member of its Personnel);

(c)	all injuries to, deaths, accidents, illnesses and damage to property of, any person working for or on behalf of the Consultant (including any member of its Personnel);

(d)

damage to or loss of property of or by any shareholder, officer, director or agent of or by any person working for or on behalf of the Consultant (including any member of its Personnel) resulting from their deliberate act or negligence; and

(e)	all Claims for salaries, wages, taxes, benefit plans and programs by the Consultant or by any person working for or on behalf of the Consultant (including any member of its Personnel).

11.2

Neither Party shall be liable for any indirect, consequential, special and/or punitive loss arising out of or related to this Agreement, provided that nothing in this clause 11.2 is intended to prevent, limit or exclude:

(a)	the Consultant’s liability for fraud, wilful misconduct or gross negligence, or

(b)	any breach by the Consultant of its obligations set out in clauses 4(n), 7 or 16.

11.3

The aggregate liability of the Consultant under this Agreement for any and all losses, expenses, damages, claims or actions (whether based on contract, infringement, negligence, strict liability, tort or otherwise), shall in no circumstances exceed the greater of two and a half times the aggregate fees paid and payable to the Consultant under this Agreement (the “Aggregate Liability Limit”). The Aggregate Liability Limit shall not apply to nor be reduced by:

(a)	the Consultant’s liability in the case of fraud, wilful misconduct or wilful default, or gross negligence;

(b)	any breach by the Consultant of its obligations set out in clauses 4(n). 7 or 16;

(c)	any actual or attempted repudiation of this Agreement by the Consultant; or

(d)	any costs or expenses which the Consultant is obliged to incur or expend in order to carry out and complete the Services in accordance with this Agreement.

11.4	LR and LB shall:

(a)	be jointly and severally liable to FANR for the performance of the Services;

(b)	not alter their respective legal statuses without the prior written consent of FANR; and

(c)	upon execution of this Agreement, notify FANR in writing of the individuals among LR and LB that have the authority to execute this Agreement and bind each of their respective companies.

12.	WARRANTY; DEFECTS LIABILITY

The Consultant warrants that the performance of the Services and each Deliverable to FANR shall be free of errors, omissions, inconsistencies and discrepancies that would be identifiable by a highly skilled and highly experienced international consultant with experience carrying out activities the same as or similar to the Services under the same or similar circumstances as described herein (a “Defect”), for a period of three (3) years from the completion of the relevant part of the Services or such longer term as may be required by applicable law (the “Warranty Period”). During the Warranty Period, the Consultant shall, within seven (7) days of receiving FANR’s written notice, submit a corrective action plan stating the methodology to be employed and the time requirements necessary to remedy any Defect(s), and in any event, shall remedy such Defect(s) as expeditiously as possible in accordance with clause 4(f), without any charge to FANR, within fourteen (14) days of receiving FANR’s notice with respect to any such Defect(s) (or such longer period as may be approved in writing by FANR). If the Consultant fails to submit the corrective action plan, or remedy any Defect(s), within the time periods set forth above, FANR may, at its sole and absolute discretion, engage a third party to remedy such Defect(s) and the Consultant shall fully indemnify FANR and be responsible for the costs associated with remedying such Defect(s).

13.	INSURANCE

13.1

Without prejudice to any obligations under this Agreement or otherwise at law, each of LR and LB shall maintain, for so long as may be necessary to cover the Consultant’s obligations and liabilities under or in connection with this Agreement, the insurances specified in Schedule 5 for the limits of indemnity stated in Schedule 5.

13.2

The insurances referred to in Schedule 5 shall be with a well-established insurance office or reputable underwriter to be approved by FANR, shall be endorsed by the insurers to refer to the Services, and shall include a waiver of subrogation in favour of FANR (including its respective Personnel, agents, officers, directors and related parties). Each of LR and LB shall ensure that any other insurance policy taken out by or on its behalf in relation to or in connection with this Agreement shall include a waiver of subrogation in favour of FANR (including its respective Personnel, agents, officers, directors and related parties).

13.3

Should either LR or LB be in breach of any of its obligations under this clause 13, FANR may itself insure against any risk with respect to which the default shall have occurred and may deduct a sum or sums equivalent to the amount paid or payable in respect of premiums from any monies due or to become due to the Consultant under this Agreement and/or recover them from the Consultant as a debt due and payable.

13.4

Without prejudice to the above, each of LR and LB shall ensure that the indemnity limits under the insurance policies set out in Schedule 5 shall be a minimum requirement and shall not be construed in any way as a limit of liability or as constituting acceptance by FANR of responsibility for any liability in excess of such indemnity limits.

13.5

The Consultant shall give FANR at least thirty (30) days’ notice of any cancellation, non-renewal or material change in the insurance coverage of any policy under this clause 13. Neither LR nor LB shall do or omit to do anything whereby the insurance may be vitiated, either in whole or in part.

13.6	Within ten (10) days from the date of this Agreement, each of LR and LB shall provide FANR with a letter from their respective insurance brokers confirming

(a)	that LR or LB (as applicable) has in force the insurance referred to in Schedule 5;

(b)	the name of the insurers) of LR or LB (as applicable); and

(c)	numbers and renewal dates of the policies.

14.	SUPPLEMENTARY SERVICES

14.1

The Consultant shall carry out and perform any Supplementary Services requested by FANR from time to time in accordance with the form set out in Schedule 6 (or any other form of written request which FANR may elect to use at its absolute and sole discretion). Supplementary Services are any services that:

(a)	are not related to the Services identified in Schedule 1:

(b)	are required other than as a result of any default or negligent or wrongful act or omission on the part of the Consultant; and

(c)	involve additional cost to the Consultant.

14.2

If FANR at any time requests the Consultant to perform Supplementary Services, the Consultant shall give FANR written notice to that effect, together with a written estimate of the cost thereof (taking into account any reduction in work or cost which might occur as a result of the circumstances giving rise to the Supplementary Services). The Consultant shall not be entitled to receive any payment for the performance of Supplementary Services, unless it has complied with this clause 14.2 prior to the commencement of any such Supplementary Services.

14.3

If the Consultant is required to provide Supplementary Services, then, unless otherwise agreed between the Parties, FANR may, at its absolute and sole discretion, direct that the same be performed by the Consultant either: for the amount specified in the Consultant-s written estimate given under clause 14.2 or in accordance with the hourly rates for personnel set out in Schedule 4, which are inclusive of all costs, expenses, disbursements, taxes and duties, administration, overheads and profit.

15.	SUSPENSION OF SERVICES

15.1	FANR may, upon giving five (5) days’ prior written notice to the Consultant, require the Consultant to immediately suspend performance of the Services and upon receipt of such notice:

(a)	the Consultant shall immediately take measures to cease performance of the Services by its Personnel, subcontractors and agents: and

(b)	the Consultant shall exercise best efforts to mitigate the Fees, costs and expenses incurred in connection with the suspension of the Services.

15.2

FANR may, at any time within ninety (90) calendar days after such a suspension of the Services, direct the Consultant to resume its performance of the Services in which event the Consultant shall resume such performance in accordance with the terms hereof. FANR shall reimburse the Consultant for all Services performed prior to the effective date of any such suspension, plus all pre-approved expenses.

15.3

In the event the Services are suspended by FANR in accordance with clause 15.1, FANR shall pay to the Consultant (i) any instalment (if any) of the Fees, and (ii) any payment (if any) for Supplementary Services (the amount as determined in accordance with clause 14.3 and Schedule 4, subject always to clause 14.2), due and unpaid as at the date of such suspension. The payment procedures set out in clause 9 shall apply in respect of such amounts.

16.	CONFIDENTIALITY

16.1

It is the Consultant’s duty not to disclose, without FANR’s prior written consent, which may be granted by FANR at its absolute and sole discretion, any Confidential Information (as defined below) made available to the Consultant or any person working for or on the Consultant’s behalf (including any member of the Consultant’s Personnel), or otherwise obtained by the Consultant (whether prior to or after the entry into of this Agreement and including information disclosed in contemplation of this Agreement). The Consultant agrees to use the same means as it uses to protect its own confidential information, and in any event, not less than reasonable means, to prevent disclosure and to protect the confidentiality of FANR’s Confidential Information that it has been given or otherwise obtained as set out above.

16.2	For purposes of this Agreement, “Confidential Information” includes:

(a)

information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, budgets, data, plans, customers, vendors, suppliers, contractors, Personnel, processes, transactions, know-how, or affairs of FANR;

(b)

the nature of the relationship between the Parties, inducting the existence of or the contents of this Agreement, and any other agreement, document or arrangement contemplated by this Agreement and the fact that FANR has engaged the Consultant;

(c)

FANR’s present activities or future plans or actual or potential business dealings or trade, product or customer information of a similar nature concerning any parent, subsidiary or associated concern of FANR; and

(d)

any information which is indicated or considered to be confidential or sensitive or is imparted by FANR to the Consultant and/or any member of its Personnel, its agents and/or subcontractors, in circumstances imparting an obligation of confidence and which any Party may, from time to nine, receive or obtain (orally or in writing or in disk or electronic form) as a result of entering into, or performing its obligations pursuant to this Agreement or otherwise.

16.3	Confidential Information shall not include:

(a)	information which is or becomes available to the public other than as a result of a disclosure by the Consultant;

(b)	information that the Consultant documents in writing which was available to the Consultant on a non-confidential basis prior to its disclosure; or

(c)

information that the Consultant documents in writing was available to the Consultant on a non-confidential basis from a source other than FANR, provided that such source is not known by the Consultant to be subject to any prohibition against transmitting the Confidential Information to any third person.

16.4

The Consultant shall not be in breach of its obligations under this clause 16 if it discloses Confidential information to comply with any court order or subpoena (an “Order”), provided that if the Consultant is asked to disclose any Confidential Information to comply with an Order, it shall immediately inform the FANR Director General and the FANR Project Manager (in writing to the FANR address specified in clause 21.2, or such other address as may be notified by FANR to the Consultant, and by telephone and secure email), specifying in detail the nature of the Order, and must, prior to responding to any Order, work in good faith with FANR to prevent such disclosure, and if prevention is not possible, to limit the disclosure to the fullest extent permissible and ensure that any disclosure is made in general terms to the maximum extent possible.

16.5

Without the prior written consent of FANR, which may be granted or withheld in its absolute and sole discretion, neither the Consultant nor the Consultant’s Personnel, agents or subcontractors (including its affiliates, officers. directors, representatives, shareholders, members and suppliers) shall make any public or private commercial use of their relationship to FANR, including:

(a)

by permitting or authorising the making of any reference to this Agreement, the Services, to FANR or any of its business operations, marketing and other plans, in any medium now known or hereafter devised, including any leaflets, brochures, publications, journals, newspapers, sales letters, client lists, press releases, brochures, marketing or other literature, other written materials, or in any radio or television broadcasts, except as may be necessary for the Consultant to perform its obligations under the terms of this Agreement. Any request by the Consultant to make any such reference shall be made in writing to FANR and shall be accompanied, for any advertising request, by a copy of all announcements, photographs and other documentation whatsoever and details of the time and medium for advertisement or announcement together with such other information or documentation as FANR may request;

(b)	mentioning the name of FANR in connection with any advertising, marketing proposals or solicitations or similar materials;

(c)	by using or allowing the use of any service marks, trademarks or trade names or other intellectual property’ now or which may hereafter be associated with, owned by or licensed by FANR; or

(d)

by contracting with or receiving money or anything of value from any person or commercial entity to facilitate such person or entity obtaining any type of commercial identification, advertising or visibility in connection with the Services.

16.6

The Consultant shall have no right to grant commercial identification rights of any kind or description with respect to this Agreement, FANR or any supplier of goods or services or to any subcontractor, without the express prior written consent of FANR, which may be granted or withheld at its absolute and sole discretion.

17.	ASSIGNMENT

17.1

The Consultant may not assign, sub-license, transfer, create a charge over or otherwise dispose or delegate any of its rights or subcontract, transfer or otherwise dispose of any of its obligations under this Agreement without the prior written consent of FANR, such consent not to be unreasonably withheld or delayed. If the Consultant appoints an agent, subcontractor or other person to perform any of the Services, it shall warrant that such person shall comply with the terms of this Agreement, has adequate insurance to cover any and all Services performed under this Agreement and is fully experienced and properly qualified. equipped, organised and financed to undertake the work concerned. Further, if the Consultant subcontracts any of the obligations or Services it has contracted to provide, it shall remain liable to FANR for the performance of all the obligations and Services so contracted. In addition, the Consultant will actively supervise its subcontractors and agents.

17.2

Nothing in this Agreement shall prevent or restrict FANR from assigning, sub- licensing, transferring, novating, creating a charge over or otherwise disposing of any of its rights or from subcontracting, transferring or otherwise disposing of any of its obligations under this Agreement to any party, provided that FANR gives notice regarding the foregoing to the Consultant.

17.3

If the Consultant appoints an agent, subcontractor or other person, pursuant to clause 17.1 above, to perform any of the Services, it shall warrant that such person shall comply with the terms of this Agreement, has adequate insurance to cover any and all Services performed under this Agreement and is fully experienced and properly qualified, equipped; organised and financed to undertake the work concerned, Further, if the Consultant subcontracts any of the obligations or Services it has contracted to provide, it shall remain liable to FANR for the performance of all the obligations and Services so contracted. In addition, the Consultant will actively supervise its subcontractors and agents.

18.	AMENDMENT

No amendment, modification, supplement, deletion or waiver of any rights hereunder shall be effective, unless it is in writing signed by or on behalf of each of the Parties.

19.	FORCE MAJEURE

Neither Party shall be liable to the other Party for any delay or non-performance of its obligations under this Agreement arising from any cause beyond a Party’s reasonable control, including any of the following: act of God, governmental act, war, fire, flood, explosion, or civil commotion. Subject to the affected Party promptly notifying the other Party in writing of the cause of the delay or non-performance and the likely duration of such delay or non-performance, and provided that the affected Party uses its reasonable endeavours to limit the effect of that delay or non-performance on the other Party, the performance of the affected Party’s obligations, to the extent affected by the cause, shall be suspended during the period that the cause persists. If performance is not resumed within thirty (30) clays after that notice, the other Party may terminate this Agreement immediately by written notice to the affected Party.

20.	SURVIVING OBLIGATIONS

Notwithstanding the expiration or termination of this Agreement, the obligations of the Parties as set out in clauses 3.4, 3.7, 4, 5.2, 5.3, 7, 9-14, 16 and 18-31 shall survive any such expiration or termination.

21.	NOTICES

21.1

Any notice, invoice or other communication which either Party is required by this Agreement to serve on the other Party shall be sufficiently served if sent to the other Party at its specified address in clause 21.2 or such other address as is notified to the other Party in writing as follows: (a) by hand; (b) by registered courier or recorded delivery; or (c) by facsimile transmission confirmed by registered post or recorded delivery.

21.2	Any notice, invoice or other communication required to he served under clause 21.1 should be sent to the following specified addresses:

If to The Federal Authority for Nuclear Regulation:

Crescent Tower, Mezzanine Floor
Sheikh Zayed First Street, Khalidiya
P.O. Box 112021
Abu Dhabi, United Arab Emirates
Fax: +971 2 651 6661
Attention: Faisal Al Ketbi

If to Consultant:

Lloyd’s Register EMEA
Suite No. 401/A, The Blue Tower
P.O. Box : 997,
Sheikh Khalifa Street,
Abu Dhabi, United Arab Emirates
Fax: +971 2 627 1773
Attention: Susan Steyn

21.3

Notices sent by registered post or recorded delivery shall be deemed to be served three (3) Working Days following the day of posting, Notices sent by facsimile transmission shall be deemed to be served on the day of transmission if transmitted before 4:00 p.m. (United Arab Emirates time) on a Working Day, but otherwise on the next following Working Day. In all other cases, notices are deemed to be served on the day when they are actually received. “Working Days” shall mean business days on which companies and banks are open in the Emirate of Abu Dhabi.

22.	LANGUAGE

Any document provided in connection with this Agreement must be (a) in English; or (b) accompanied by a certified English translation unless the Parties otherwise agree. In this case, the English translation prevails unless the document is a statutory or other official document.

23.	WAIVER

The rights of each Party hereunder (a) may be exercised as often as necessary; (b) are cumulative and not exclusive of rights or remedies provided by law; and (c) may be waived only in writing and specifically. A Party’s delay in the exercise or non-exercise of any right is not a waiver of such right.

24.	FURTHER ASSURANCE

Each Party undertakes to sign all documents and to do all other acts, which may be necessary to give full effect to this Agreement,

25.	COSTS

Each Party shall pay the costs and expenses incurred by it in connection with the entering into of this Agreement.

26.	THIRD PARTY RIGHTS

Except as explicitly provided herein, no person or entity of any nature may enforce any of the terms, provisions or rights under this Agreement or shall have any third party rights of any kind.

27.	ENTIRE UNDERSTANDING

This Agreement constitutes the entire agreement of the Parties in relation to its subject matter, and any and all prior agreements, understandings, and representations are terminated and cancelled and are of no further force and effect.

28.	SEVERANCE

If, at any time, any part of tins Agreement is held to be or becomes void or otherwise unenforceable for any reason under any applicable law, the same shall be deemed omitted from this Agreement, and the validity and/or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired as a result of that omission.

29.	SET-OFF AND COUNTERCLAIM

FANR shall have the right to deduct from any monies due or which may become due to the Consultant, any monies or sums recoverable from the Consultant by FANR in respect of any Claim whatsoever.

30.	GOVERNING LAW

This Agreement shall be governed by and construed, performed and enforced in all respects in accordance with the laws of the Emirate of Aim Dhabi, United Arab Emirates, and the federal laws of the United Arab Emirates, without giving effect to the principles of conflicts of laws or choice of law provisions thereof

31.	DISPUTE RESOLUTION

31.1

The Parties agree to seek to resolve any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), by mutual consultation. If a Party is unable to settle a Dispute through mutual consultation within thirty (30) days after the date of the other Party’s initial written referral to mutual consultation, either Party may refer the Dispute to arbitration in accordance with clause 31.2.

31.2

If the Parties fail to resolve any Dispute by mutual consultation or amicable settlement in accordance with clause 31.1, then either Party may give to the other Party a notice that the Dispute continues to exist, specifying its nature, the point(s) at issue and its intention to refer the Dispute to binding arbitration. If the Parties fail to resolve such Dispute by further consultation within a period of thirty (30) clays from the date upon which such notice of Dispute has been given, the Dispute shall (on the basis that a Party wishes to pursue the Dispute) be referred to arbitration under the Abu Dhabi Commercial Conciliation and Arbitration Centre’s Procedural Regulations (the “Regulations”) (which Regulations are deemed incorporated by reference in this clause 31.2). The following shall apply in respect of any such arbitration:

(a)

the tribunal shall consist of one (1) arbitrator, who shall be nominated and summoned up in accordance with the Regulations. The arbitrator shall have the authority to grant all forms of relief and remedies related to this Agreement, including equitable relief;

(b)

the venue for such arbitration shall be Abu Dhabi, United Arab Emirates, and the Parties hereby irrevocably consent to such forum and waive any claims to alternative venues on the grounds of forum non conveniens or otherwise:

(c)	the language used in the arbitration, including the language of the proceedings, the language of the decision, and the reasons supporting it, shall be English; and

(d)

an arbitration award rendered hereto binds each Party Judgment upon an arbitration award rendered may be entered in any court in the United Arab Emirates having jurisdiction or application may be made to such court for- judicial acceptance of the award or an order of enforcement, as the case may be. Without limiting the foregoing, each Party irrevocably agrees to submit to the jurisdiction of the courts of the Emirate of Abu Dhabi with respect to the enforcement of any arbitration award or order.

31.3	The Parties agree that, if a Dispute which is, or is to be referred to arbitration in accordance with this clause 31:

(a)

raises issues which are substantially the same as, or are connected with, issues raised in a dispute arising out of this Agreement or any agreement(s) related thereto, and which has already been referred to arbitration (a “Related Dispute”); or

(b)

arises out of substantially the same facts as are the subject of a Related Dispute, then, to the extent possible, the tribunal appointed, or to be appointed in respect of the Related Dispute, shall also become the tribunal in respect of the dispute. Such tribunal shall have the power to make all necessary directions as to the determination of the dispute as it may consider appropriate.

31.4

Notwithstanding any Dispute between the Parties (including any reference to an arbitration under this Agreement), the Parties shall continue to perform their respective obligations under this Agreement, unless the Parties agree otherwise in writing.

32.	CONFLICTS

32.1	The Consultant warrants that:

(a)

it shall immediately disclose to FANR any conflict of interest which arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant (in the United Arab Emirates or elsewhere);

(b)	when requested by FANR, oblige each member of its Personnel to promptly sign a confidentiality undertaking in the form provided to it by FANR;

(c)	the Consultant’s Personnel, advisors and consultants who support FANR (the “FANR Team”) will not work in support of the Emirates Nuclear Energy Corporation (“ENEC”) and vice-versa:

(d)	the FANR Team will not perform work for ENEC contractors or subcontractors

(e)

it has a policy in effect to ensure that work performed in support of FANR will not be shared with or communicated in any way to the Consultant’s Personnel, advisors and consultants supporting .ENEC (the “ENEC Team”) and the Consultant shall ensure that this information is protected from disclosure and at all times act in accordance with clause 4(1).-, and

(f)	decisions about the scope, content, and technical adequacy of work performed for FANR will be independent and not influenced by the ENEC Team.

32.2	Exceptions to the warranties in clause 32.1 shall only be mad with the poor written consent of FANR.

33.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, and each Party may sign one or more counterpart. The counterparts shall together form and be construed as one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

For and on behalf of: The Federal Authority for Nuclear Regulation

By:	/s/ Ahmed Mubarak Al Mazrouei
	Name:	Dr. Ahmed Mubarak Al Mazrouei
	Title:	Chairman of the Board of Management

For and on behalf of: Lloyd’s Register EMEA

By:	/s/ Nicolaas Jacobus Nooren
	Name:	Nicolaas Jacobus Nooren
	Title:	Area Energy Manager

(an authorized signatory of Lloyd’s Register EMEA)

For and on behalf of: Lightbridge Corporation

By:	/s/ Seth Grae
	Name:	Seth Grae
	Title:	President and Chief Executive Officer

[Signature Page - Consultancy Agreement]

SCHEDULE 1
THE SERVICES

A.

The Consultant shall provide certain Services, in accordance with applicable FANR Regulations, Regulatory Guides, Review Procedures and instructions, as agreed by FANR in writing and set out in a Task Order, which include the following:

1.	Work Package I Inspection Programme Management Support

a.	Preparation and maintenance of an annual inspection plan to meet the overall objectives based on performance based, risk-informed sampling of the Licensee’s activities;

b.	Preparation of detailed plans for each inspection based on FANR procedures;

c.	Development and coordination of resource plans and schedules;

d.	Monitoring plans and the execution of schedules;

e.	Specification, development and maintenance of FANR inspection database (e.g. tracking inspection findings and the Licensee reports); and

f.	Document and records management.

The Consultant shall support FANR in the management of the construction inspection program with regard to developing and maintaining plans, coordination of resources, and management of the implementation of the program.

Inspections to be planned include routine inspections, team inspections, reactive inspections, special inspections, and vendor inspections, as defined in FANR Generic Inspection Guideline FANR-NSD-GDL-00001-2011.

The Consultant shall develop annual inspection plans for FANR approval in accordance with the framework specified by FANR. Plans are to be developed by considering a risk-informed performance based approach. These plans will be subject to ongoing revision as construction progresses and Licensee performance results necessitate. A tool such as Microsoft Project Management or similar, as agreed by the Parties, is to be used by the Consultant for planning, scheduling, and tracking.

Such inspection plans will include the purpose and scope of the inspection, the items to be inspected, number and type of inspection Personnel (by discipline), identification of specialized engineering support, if necessary, identification of documents to be requested to perform inspections, and number of estimated hours to complete the inspection.

The Consultant shall support FANR in developing and maintaining an inspection records management system that will include the necessary data security protocols and identification of the information needed to manage and control documents and records of the construction inspection program.

Schedule 1-1

2.	Work Package 2— Inspection Support

The Consultant shall support FANR in executing inspections planned under Work Package 1, by preparing the inspection notifications, making any necessary preparations for inspections, coordinating inspection logistics, drafting the inspection reports, and providing trained anti qualified Personnel to assist in execution of inspections.

The Consultant shall provide qualified Personnel in disciplines including, but not limited to, nuclear, mechanical, civil, geotechnical, instrumentation and control, fire protection and quality assurance to support the FANR inspections in the following areas:

a.	Design verification inspections;
b.	Management system/quality assurance inspections;
c.	Vendor inspections; and
d.	Site construction, installation and commissioning inspections.

The personnel assigned by the Consultant to support inspections shall be familiar with FANR Regulations, Regulatory Guides, Procedures and Instructions prior to field inspection, Personnel are to possess necessary skills to perform the specific type of inspection they are assign to, observation, and interview techniques, inspector conduct, safety culture awareness, and handling of allegations.

FANR shall retain responsibility for the conduct of inspections. The Services shall be completed in accordance with FANR’s Regulations, Procedures, Instructions and Task Orders issued in accordance with this Agreement.

Schedule 1-2

SCHEDULE 2

THE DELIVERABLES

A.	Inspection programme management support
1.	Annual inspection plan
2.	Quarterly site inspection plans
3.	Propose detailed inspection methodology for each inspection area
4.	Methodology for inspection plans adjustment
5.	Update inspection plans reflecting SER/RAIs and vendors/suppliers information, and construction schedule updates
6.	Report on current rise of resources
7.	Proposal for resources adjustment
8.	Proposal and description of tracking data bases and implementation process
9.	Description of document control mechanism
10.	Records
11.	Progress report updates as required: monthly/quarterly/six months/annual
B.	Provision of qualified Personnel in disciplines including nuclear, mechanical, civil, geotechnical, instrumentation and control, tire protection, and quality assurance to support the FANR inspections
1.	Preparation of draft inspection notifications
2.	Resources to support inspections as needed
3.	Coordination of contractor logistics for assigned inspections
4.	Draft of inspection reports and documentation, as assigned ,
5.	Review and continent on Licensee response to inspection reports
6.	Follow up verifications of corrective actions from previous inspections, as assigned
7.	Follow-up on Licensee reported events, as assigned
8.	Progress report updates as required: monthly/quarterly/six months

The Deliverables set out in this Schedule 2 are indicative only and are subject to modification as provided in any Task Order or agreement for Supplementary Services. Additionally, the schedule for completion of the Deliverables shall he set forth in each Task Order.

Schedule 2-1

SCHEDULE 3
PERSONNEL

Expert Technical Specialists
Personnel	Company	Grade
*[Redacted]*	Lloyds (LR)	Expert Technical Specialist
*[Redacted]*	Lightbridge (LB)	Expert Technical Specialist
*[Redacted]*	LR - Korea	Expert Technical Specialist
*[Redacted]*	LR - London	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist
*[Redacted]*	LB	Expert Technical Specialist

Senior Technical Specialists
Personnel	Company	Grade
*[Redacted]*	LR - London	Senior Technical Specialist
*[Redacted]*	LR - Sweden	Senior Technical Specialist
*[Redacted]*	LR - UAE	Senior Technical Specialist
*[Redacted]*	LR -- London	Senior Technical Specialist
*[Redacted]*	LR - London	Senior Technical Specialist
*[Redacted]*	LE - Korea	Senior Technical Specialist
*[Redacted]*	LB	Senior Technical Specialist
*[Redacted]*	LB	Senior Technical Specialist
*[Redacted]*	LB	Senior Technical Specialist
*[Redacted]*	LB	Senior Technical Specialist
*[Redacted]*	LR sub- contractor - London	Senior Technical Specialist
*[Redacted]*	LR sub-contractor -- UAE	Senior Technical Specialist

Technical Specialists
Personnel	Company	Grade
*[Redacted]*	LB	Technical Specialist
*[Redacted]*	LR	Technical Specialist
*[Redacted]*	LR - UAE	Technical Specialist

________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 3-1

Experienced Technical Staff
Personnel	Company	Grade
*[Redacted]*	LR - UAE	Experienced Technical Staff
*[Redacted]*	LR - Sweden	Experienced Technical Staff

Technical Staff
Personnel	Company	Grade
*[Redacted]*	LR — UAE	Technical Staff
*[Redacted]*	LR — UAE	Technical Staff
*[Redacted]*	LR — London	Technical Staff
*[Redacted]*	LR.— London	Technical Staff
*[Redacted]*	LR — London	Technical Staff
*[Redacted]*	LR — Germany’	Technical Staff
*[Redacted]*	LR — Germany	Technical Staff
*[Redacted]*	LR — Korea	Technical Staff

Entry Level Technical Staff
Personnel	Company	Grade
Entry Level Technical Staff
Entry Level Technical Staff

Project Management Staff
Personnel	Company	Grade
*[Redacted]*	LR	Project Management Staff
*[Redacted]*	LR	Project Management Staff

Support Staff
Personnel	Company	Grade
*[Redacted]*	LR UAE	Support Staff

Notes:

1.	Substitution of Personnel will be handled in accordance with clause 4(o) of the Agreement.
2.	Personnel may be added from time to time upon prior written approval of FANR.

________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 3-2

SCHEDULE 4
SCHEDULE OF RATES

4.1	Rates

All Work Packages and Optional Services

Grade	2014 Hourly Rate (AED)	2015 Hourly Rate (AED)	2016 Hourly Rate (AED)	2017 Hourly Rate (AED)
Expert Technical Specialist	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Senior Technical Specialist	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Technical Specialist	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Experienced Technical Staff	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Technical Staff	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Entry Level Technical Staff	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Project Management Staff	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*
Support Staff	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*

Hourly rates for performance of the Services are based on an *[Redacted]* hour working day. Invoices sent to FANR shall break down each partial hour worked into 1/10 of an hour increments based on the time actually spent in performing the Services.

4.2	Performance of the Services in Flight

For all flights to and from Abu Dhabi pre-approved by FANR in writing,, each of the Consultant’s Personnel on such flights shall be entitled to bill (at the applicable hourly rates provided in the tables above) for the actual time spent performing the Services on such flights, provided that such Personnel shall be entitled to bill for a minimum of *[Redacted]* hours on such flights regardless of the number of actual hours worked on the flights. As an example, if the Consultant’s Personnel perform the Services for *[Redacted]* hours during a flight, such Personnel shall be entitled to bill FANR for *[Redacted]* hours (not *[Redacted]* hours). However, if the Consultant’s Personnel actually perform the Services for greater than *[Redacted]* hours on any such flight, such Personnel shall be entitled to bill for the actual time spent performing the Services.

4.3	Fee Caps

The Task Order process shall be used in accordance with clauses 2.3 and 8.1 and Schedule 8 of the Agreement to determine the budget and applicable fee associated with each Task Order. No Services shall proceed without a mutually agreed and executed Task Order. The fee caps for each of the Work Packages performed under the Agreement are indicated in the table below (the “Fee Caps”).

________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 4-1

Work Package	Amount (AED)
1	*[Redacted]*
2	*[Redacted]*
Total	*[Redacted]*

The Fee Caps constitute a ceiling that shall not, without the prior written consent of FANR, be exceeded (excluding pre-approved travel costs, per diems and other pre-approved expenses, but inclusive of any discounts).

FANR may only authorize increases to the Fee Caps (1) as mutually agreed via negotiated budgets, or (2) based on the performance of Supplementary Services.

Further, as noted in clause 8.4 of the Agreement, FANR may review the actual and projected scope of Services to be performed under the Agreement to ensure that the resources meet FANR’s requirements. If FANR determines that more or fewer resources are required, the Parties will mutually agree on equitable adjustments to the Fees payable hereunder to reflect the necessary adjustments. For the avoidance of doubt; if any such, equitable adjustment is agreed between the Parties, the Fee Caps set forth above in this Schedule 4 shall he subject to corresponding equitable adjustment.

4.4	Other Travel Costs

FANR shall have the option, for all of the Consultant’s travel pre approved by FANR in writing and related to this Agreement, to make arrangements for, and pay the cost associated with the Consultant’s airfare and hotel accommodations directly to the airlines and hotels on behalf of the Consultant. All travel pre-approved by FANR in writing will be conducted using business class airfare for all flights greater than six (6) hours on a reasonably direct route without an excessive number of stops; otherwise economy class airfare will be used Hotel accommodations will be selected in accordance with FANR’s policies and located within reasonable proximity to the locations where the Consultant shall be providing the Services to FANR.

If FANR books airfare or hotels on behalf of the Consultant and any of the Consultant’s Personnel cancel their travel (which includes cancelling or changing flights and/or routes) or otherwise do not travel (each being a “Cancellation”) due to reasons not directed by FANR, the Consultant shall give FANR as much advance notice as possible in respect of any such Cancellation and if: (i) such notice is provided less than five (5) days prior to the applicable travel date (or arrival date at hotel); and (ii) cancellation fees or charges are levied against FANR, then, at FANR’s option, either the Consultant shall promptly reimburse FANR in respect of all such cancellation fees or charges or FANR shall set off all such fees or charges against any payments to be made by FANR to the Consultant under this Agreement. FANR (at its absolute discretion) may give reasonable consideration to waiving the cancellation fees resulting from personal emergencies, illness, airline connecting flight delays, or any other event that is clearly beyond the control of the Consultant’s Personnel, provided that the Consultant sends FANR a justification letter (not an email) explaining why FANR should consider waiving such fees.

________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 4-2

If the Consultant makes its own travel arrangements, FANR shall reimburse the reasonable cost of airfares and other travel related expenses only if the Consultant receives the prior written approval of FANR prior to incurring such costs and expenses. Subject to the paragraph below in respect of Per Diem (hereinafter defined), all airfare and hotel costs and expenses shall be reimbursed at actual cost with no additional mark-ups, administrative lees and/or other costs, fees or expenses. The Consultant shall use all reasonable efforts to secure the lowest reasonable airfares for winch it seeks reimbursement under this Agreement using business class airfare,: on a reasonably direct route without an excessive number of stops. FANR will respond to any Consultant request for making its own travel arrangements within five (5) business days of receipt of the request.

While (a) in the UAE, or (b) in transit to the UAE from North America or the USA requiring overnight travel exceeding seven hours, or (c) in transit from the UAE to North America or to the USA requiring overnight travel exceeding seven hours (in connection with the performance of the Services), each member of the Consultant’s Personnel performing the Services shall be entitled to a AED *[Redacted]* allowance (the “Per Diem”). The Per Diem covers all of such Personnel’s accommodation, meals, local ground transportation and other non airfare-related costs incurred with respect to travel pre-approved by FANR. If FANR makes arrangements for, and pays such Personnel’s hotel costs, then such hotel costs shall be deducted from the Per Diem payable to the Consultant’s Personnel, provided that the Per Diem payable to the Consultant’s Personnel shall not be less than AED *[Redacted]*. (As an example, if FANR books a hotel room for the Consultant’s Personnel at a rate of AED *[Redacted]* per night, then subject to this Schedule 4, the Per Diem payable by FANR for such Personnel for such day shall be AED *[Redacted]*. However, if FANR books a hotel room for the Consultant’s Personnel, at a rate of AED *[Redacted]* per night, then subject to this Schedule 4, the Per Diem payable by FANR for such Personnel for such clay shall be AED *[Redacted]*). Unless otherwise approved by FANR in writing, FANR shall not reimburse the Consultant for meals, ground transportation or other daily non-airfare costs and expenses in excess of the Per Diem. No other costs or expenses incurred by the Consultant will be reimbursed or paid by FANR unless such costs and/or expenses are pre-approved by FANR in writing.

The Per Diem allowance may be increased by FANR in accordance with its ISO Per Diem Policy.

________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 4-3

All pre-approved travel expenses, including airfare, the Per Diems or any other approved costs incurred by the Consultant shall be billed to FANR in accordance with the payment mechanisms provided in this Schedule 4. To facilitate timely and accurate invoicing, FANR shah provide the Consultant with information pertaining to the Consultant Personnel’s hotel costs (for deduction from Consultant’s invoice) within five (5) calendar days after completion of the return travel.

4.5	Payment

Payments shall be made in accordance with clause 9 and shall be remitted to the following address:

Lloyd’s Register EMEA
Suite No. 401/A, The Blue Tower
P.O. Box 997,
Sheikh Khalifa Street,
Abu Dhabi, United Arab Emirates
Fax: +971 2 627 1773
Attention: Accounts Receivable

Schedule 4-4

SCHEDULE 5
THE INSURANCES

PART A — LR INSURANCES

Insurance Coverage	Indemnity Limits

Workmen’s Compensation (including Employer’s Liability) covering the Personnel of LR for all compensation and other benefits required by the Workmen’s Compensation or similar statutory insurance laws of any nation or governmental authority thereof anywhere in the world to which Services are subject, in respect of liability for bodily injury by accident or disease, including death resulting therefrom, sustained by any Personnel of the Consultant arising out of and in the course of employment.

The limit of liability under the Employer’s Liability Section of such insurance coverage shall he the greater of the requirements of applicable laws and:
	-	US$100,000 per disease (up to a policy limit of US$500,000 for diseases); and
	-	US$100,000 per accident

Motor Vehicle Third Party and Passenger Liability Insurance in respect of death of or injury to persons and/or loss of or damage to property in respect of motor vehicles used in connection with the performance of the Services.

The limit of liability of such insurance coverage shall be the greater of US$1,000,000 per any one occurrence and the requirements of applicable laws.

Public Liability Insurance against any property damage or destruction or loss of use and/or any death, illness, disease or personal injury, physical or mental, of a third party caused by, arising out of or in any way connected with the performance of the Services.

The limit of liability of such insurance coverage shall not be less than:
	-	US$1,000,000 per occurrence
	-	US$10,000 medical expenses per any one person
	-	US$1,000,000 per Occurrence for personal or advanced injury
	-	US$2,000,000 general aggregate
US$2,000,000 for products (Completed Operations/Product Liability Aureole)

All Risks Insurance in respect of any property of LR (including its respective shareholders, Personnel, officers, directors and agents, and its Subcontractors including their respective shareholders, Personnel, officers, directors and agents), whether owned, hired or leased, including loss of use thereof, arising out of or in connection with the performance of the Services.

Shall be the greater of the requirements of applicable laws and US$167,000 per occurrence.

Professional Indemnity Insurance in respect of Liability arising out of any alleged or actual negligent act, negligent error or negligent omission committed by LR in the course of performance of the Services

The limit of liability of such insurance coverage shall not be less than GBP 2,000,000 per any one claim,

Schedule 5-1

PART B — LB INSURANCES

Insurance Coverage	Indemnity Limits

Workmen’s Compensation (including Employer’s Liability) covering the Personnel of LB for all compensation and other benefits required by the Workmen’s Compensation or similar statutory insurance laws of any nation or governmental authority thereof anywhere in the world to which Services are subject, in respect of liability for bodily injury by accident or disease, including death resulting therefrom, sustained by any Personnel of the Consultant arising out of and in the course of employment.

The limit of liability under the Employer’s Liability Section of such insurance coverage shall be the greater of the requirements of applicable laws and:
	-	US$100,000 per disease (up to a policy limit of US$500,000 for diseases); and
	-	US$100,000 per accident

Motor Vehicle Third Party and Passenger Liability Insurance in respect of death of or injury to persons and/or loss of or damage to property in respect of motor vehicles used in connection with the performance of the Services.

The limit of liability of such insurance coverage shall be the greater of US$1,000,000 per any one occurrence and the requirements of applicable laws.

Public Liability Insurance against any property damage or destruction or loss of use and/or any death, illness, disease or personal injury, physical or mental, of a third party caused by, arising out of or in any way connected with the performance of the Services.

The limit of liability of such insurance coverage shall not be less than:
	-	US$1,000,000 per occurrence
	-	US$10,000 medical expenses per any one person
	-	US$1,000,000 per occurrence for personal or advanced injury
	-	US$2,000,000 general aggregate
US$2,000.000 for products (Completed Operations/Product Liability Aggregate)

All Risks Insurance with respect of any property of LB (including its respective shareholders, Personnel, officers, directors and agents, and its Subcontractors including their respective shareholders, Personnel, officers, directors and agents), whether owned, hired or leased, including loss of use thereof, arising out of or in connection with the performance of the Services.

Shall be the greater of the requirements of applicable laws and US$167,000 per occurrence.

Schedule 5-2

SCHEDULE 6
FORM OF REQUEST FOR SUPPLEMENTARY SERVICES

Pursuant to clause 2.1 of the consultancy agreement (the “Agreement”) entered into on 1 June 2014, between The Federal Authority for Nuclear Regulation “FANR”) and Lloyd’s Register EMEA (“LR”) and Lightbridge Corporation (“LB”, and together with LR being referred to herein collectively as (the “Consultant”) and each being a “Party” and collectively the “Parties”, the undersigned, being duly authorized representatives of the Parties, hereby conclude this supplementary services agreement (the “SSA”) and agree as follows:

DESCRIPTION OF SERVICES
PERSONNEL
START DATE
END DATE
FEE[1]
ADDITIONAL INFORMATION

This SSA shall be construed under and governed by the laws of Abu Dhabi, United Arab Emirates, and the Federal Laws of the United Arab Emirates, without giving effect to the principles of conflicts or choice of law provisions therein.

All disputes or controversies arising out of, related to, or in connection with this SSA shall governed by clause 31 (Dispute Resolution) of the Agreement (except such clause shall be amended such that the word “Agreement” shall be replaced by “SSA” throughout clause 31) and clause 31 (as amended) shall be applicable as if it was set out in full herein.

The Parties agree and acknowledge that the provisions of the Agreement, except as amended to incorporate changes made by this SSA, shall remain in full force and effect.

[Signature Page Follows]

______________________________
1 Any Supplementary Services proposed herein that exceed 5% or the total value of the Agreement will require the approval of the FAN R tender committee, which must be obtained prior to executing this SSA.

Schedule 6-1

The Parties have caused their duly authorised representatives to execute and deliver this SSA as of [DATE].

For and on behalf of: The Federal Authority for Nuclear Regulation

By:
Name:
Title:

For and on behalf of: Lloyd’s Register EMEA

By:
Name:
Title:

For and on behalf of: Lightbridge Corporation

By:
Name: Seth Grae
Title: President and Chief Executive Officer

Schedule 6-2

SCHEDULE 7
KEY PERFORMANCE INDICATORS

In performing the Services, the Consultant shall meet the Key Performance Indicators (“KPIs”) set forth in each particular Task Order and shall ensure that all of its Personnel and subcontractors performing the Services on its behalf meet the KPIs. If any KPI is not met (as determined by FANR acting reasonably) FANR shall be entitled, without prejudice to any other remedy of FANR under the Agreement, to deduct the amount set forth in each Task Order for each instance of breach from any Fees payable to the Consultant in respect of the Task Order to which such breach of the KPI applies. Total deductions for failure to meet the KPIs under this Agreement shall be capped at *[Redacted]*% of the aggregate value of the applicable Task Orders issued during the Term. Additionally, if one or more breaches of a given KPI occurs, the Consultant will, at the request of FANR (and at no cost or expense to FANR) prepare a corrective action plan, within three (3) business days of FANR’s request, regarding the same.

______________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 7-1

SCHEDULE 8
FORM OF TASK ORDER

Lloyd’s Register EMEA
Suite No. 401/A, The Blue Tower
P.O. Box : 997,
Sheikh Khalifa Street,
Abu Dhabi, United Arab Emirates
Fax: +971 2 627 1773
Attention: Susan Steyn

Lightbridge Corporation
1600 Tysons Boulevard,
Suite 550,
Tysons Corner,
VA 22102 USA,
Fax: 4- 1,571. 730.1260
Attention: James Guerra

_______________201___

TASK ORDER NO. [X]

Dear Mr. Sirs,

The Federal Authority for Nuclear Regulation (“FANR”) writes to confirm that FANR is issuing Lloyd’s Register EMEA and Lightbridge Corporation (collectively, the “Consultant”) this task order no. [X] (this “Task Order”), pursuant to the consultancy agreement entered into by and between FANR and the Consultant dated 1 June 2014 (the “Agreement”). The details of the services to be completed under this Task Order are described in Section 1 of this Task Order (the “Services”). The Services are to be completed in accordance with the terms of the Agreement.

The Consultant shall not commence the Services until FANR has received the enclosed duplicate original of this Task Order executed by the Consultant and the conditions listed in Section 1 of this Task Order and paragraph 3 of Appendix 1 of this Task Order are fully satisfied.

Yours faithfully,

[NAME]
For and on behalf of The Federal Authority for Nuclear Regulation

Schedule 8-1

Section I — Services

Tasks and Subtasks to be completed	List of Deliverables and Deliverable due dates for each Task and Subtask
[1]
(a)
(b)
(c)
(d)
(e)
[2]
(a)
(b)
(c)
(d)
(e)
[3]
(a)
(b)
(c)
(d)
(e)

[Note: insert as many Tasks and Subtasks in Section I of this Task Order as required by FANR]

FANR and the Consultant acknowledge and agree that the Services shall be performed in accordance with Schedule 1 of the Agreement and categorized as in the table immediately above. The number of total person hours (and associated fees) shall be equitably adjusted in accordance with clause X.4 of the Agreement.

Conditions Related to this Task Order

Except with respect to any task order executed between FANR and the Consultant on or before the date of the Agreement and/or which involves the development of the Project Plan (as defined below), the Consultant shall not commence any of the following Tasks, Subtasks or activities without specific prior written approval from FANR:

a.	Any Task or Subtask that is not explicitly specified in the project plan agreed between FANR and the Consultant (the “Project Plan”); and
b.	[insert other restrictions (if any)].

Schedule 8-2

Section 2 — Number of Hours for Each Task

Grade	Task	Maximum Number of Hours to be Used	Total Number of Hours Per Grade
•	[1]
[2]
[3]
•	[1]
[2]
[3]
•	[1]
[2]
[3]
•	[1]
[2]
[3]
•	[1]
[2]
[3]
•	[1]
[2]
[3]
•	[1]
[2]
[3]

Note: After execution of this Task Order, FANR and the Consultant may mutually agree in writing to adjust the allocation of hours between the Grades set forth above in this Section 2.

Consultant’s Personnel to be engaged in Services for this Task Order	Grade	Hourly Rate (in accordance with Schedule 4 of the Agreement)
[insert name]	[insert Grade]	[insert hourly rate]

Section 3 — Fee

The cost of providing the Services for this Task Order shall not, without the prior written consent of FANR, exceed the amount of (United Arab Emirates Dirhams [X] and [X] Fils Only) AED [X] (the “Fee”)

Schedule 8-3

Section 4 — Commencement and Completion Date

Commencement date of the Services (the “Commencement Date”)
Completion date of all the Services under this Task Order (the “Completion Date”)

Section 5 — Project Management

The Project Manager for FANR for this Task Order shall be:
Name:	-
Address:	-
Telephone:	-
Email:	-
Fax:	-

The Project Manager for the Consultant for this Task Order shall be:
Name:	-
Address:	-
Telephone:	-
Email:	-
Fax:	-

Section 6 — Key Performance Indicators

The Key Performance Indicators (“KPIs”) applicable to this Task Order are set forth below.

[INSERT]

The following Deliverables shall be specifically excluded from the Financial Deduction for Breach (AED) of any of the aforementioned KPIs.

Deliverable	Reason for Exclusion

Section 7 - Signatures

Schedule 8-4

FANR and the Consultant have caused their duly authorised representatives to execute and deliver this Task Order as of [ 201[ ].

For and on behalf of: The Federal Authority for Nuclear Regulation

By:
Name:
Title:

For and on behalf of: Lloyd’s Register EMEA

By:
Name:
Title:

For and on behalf of: Lightbridge Corporation

By:
Name: Seth Grae
Title: President and Chief Executive Officer

Schedule 8-5

Appendix 1

TASK ORDER DETAILS

The details and requirements for this Task Order are as follows:

1.	SERVICES AND DELIVERABLES

1.1

This Task Order is concerned with the Services described in Section 1 of this Task Order. With respect to the Services described in Section I of this Task Order, the Consultant shall [insert any Task Order specific standards and specs].

1.2

Where this Task Order describes parts of the Services in general terms, but not in complete detail, it is understood that the Services include any incidental work and/or services that can reasonably be inferred as required and necessary to complete the Services.

2.	FEES AND EXPENSES

The Fee for the Services provided under this Task Order is based on the schedule of rates set forth in Schedule 4 of the Agreement and the total cost of providing the Services shall not exceed the Fee specified in Section 3 of this Task Order without the consent of FANR. The Consultant acknowledges that the Services may require staff to work outside of normal working hours, but Consultant shall not be entitled to any additional fee or remuneration in addition to the Fee in relation to providing the Services outside of normal working hours, unless pre-approved by FANR in writing.

3.	PROJECT MANAGEMENT

FANR and the Consultant shall mutually agree upon a Project Plan for providing the Services. The Consultant shall not commence providing the Services until (i) the Project Plan is agreed, and (ii) FANR issues the Consultant a formal notice to proceed. Additionally, the Project Manager for each of FANR and the Consultant is specified in Section 5 of this Task Order. For the avoidance of doubt, the Project Plan shall include the items listed in Schedule 2 of the Agreement, if any, and such other information requested by FANR.

4.	INVOICES

4.1

The Consultant shall be entitled to submit an invoice to FANR for the Fee (or any prorated portion of the Fee), as well as for any pre-approved expenses (approved in accordance with clause 8 of the Agreement) incurred during provision of the Services in respect of this Task Order in accordance with clause 9 of the Agreement.

4.2

In support of the Fee (or any prorated portion of the Fee) and any applicable pre- approved expenses, the invoice shall be accompanied by such supporting info nation and documentation as required pursuant to clause 9 of the Agreement and payment shall be made by FANR in accordance with said clause 9.

Schedule 8-6

5.	COMPLIANCE

The Consultant’s performance of the Services shall comply with all applicable laws, rules, regulations, proclamations and orders, both in the United Arab Emirates and in any other relevant jurisdiction, including all laws related to obtaining any required business or work permits or licenses, the health and safety of its employees, immigration, and customs as well as any other requirements referenced in the Agreement or specifically included in this Task Order.

6.	COMMENCEMENT AND COMPLETION

The Commencement Date of the Services is specified in Section 4 of this Task Order. The Completion Date of the Services is specified in Section 4 of this Task Order and may he extended only upon the mutual written agreement of FANR and the Consultant.

7.	ADDITIONAL PROVISIONS

7.1

Key Performance Indicators In performing the Services, the Consultant shall use its best efforts to meet the KPIs set forth in this Task Order and shall ensure that all of its Personnel and subcontractors performing the Services on its behalf meet the KPIs, Total deductions for failure to meet the KPIs in respect of this Task Order shall be capped at the maximum amount of *[Redacted]*% of the Task Order value.

7.2

Application of the Agreement All of the terms and conditions of the Agreement remain in full force and effect and shall apply to the Services and the management and administration of this Task Order unless the Agreement is specifically modified by the terms and conditions of this Task Order.

Furthermore, all Capitalized terms used but not defined in this Task Order shall have the meaning ascribed to them in the Agreement.

______________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Schedule 8-7